Exhibit 99.1

Schlumberger Announces Third-Quarter 2006 Results

HOUSTON, October 20, 2006 – Schlumberger Limited (NYSE:SLB) today reported third-quarter 2006 operating revenue of $4.95 billion versus $4.69 billion in the second quarter of 2006 and $3.70 billion in the third quarter of 2005.

Income from continuing operations, before charges and credits, reached $1.00 billion—an increase of 11% sequentially and 91% year-on-year. Earnings-per-share diluted, before charges and credits, were $0.81 versus $0.73 in the previous quarter and $0.43 in the third quarter of 2005.

Income from continuing operations, including charges and credits, was $1.00 billion or $0.81 per-share diluted versus $0.69 in the previous quarter and $0.44 in the third quarter of 2005.

Oilfield Services revenue of $4.30 billion increased 4% sequentially and 32% year-on-year. Pretax business segment operating income of $1.21 billion increased 8% sequentially and 68% year-on-year.

WesternGeco revenue of $659 million increased 17% sequentially and 51% year-on-year. Pretax business segment operating income of $242 million increased 35% sequentially and 183% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “Continuing strength in seismic activity and increased demand for drilling services and well placement technologies were the highlights of the robust performance in the third quarter. The outstanding results at WesternGeco, where revenues grew 17% sequentially, were due to significant strength in multiclient data sales and high marine utilization. With more than 85% of WesternGeco acquisition activity now focused on exploration and appraisal operations, the industry’s effort to replace and increase reserves is now clearly underway.

Growth in the quarter was broad based, with significant strength in Canada following the spring break-up, and on land in the US where pricing remained strong and pressure-pumping backlogs were unchanged. These improvements were supported by growth in the Caspian, the North Sea and the Arabian GeoMarkets. Burgeoning exploration activity in Vietnam and Eastern Russia added further impetus to these results.

Drilling & Measurements PowerDrive and Scope technologies saw further growth backed by strong technical and operational performance. The range of both product lines is unmatched in the industry and their combination enables increasingly complex well profiles to be drilled. As a result these services continue to expand their range and reach as the industry seeks to improve performance and mitigate risk. Other Schlumberger Technologies that benefited from the quarter’s overall activity pattern included Well Services, Completion Systems and Data & Consulting Services.

High levels of natural gas storage in North America with consequent volatility in the price of natural gas have recently begun to impact activity, particularly in areas of higher-cost coal bed methane and shallow gas production in Canada. This has not yet materially impacted our activity, however if the coming winter fails to stimulate strong natural gas demand there is a growing likelihood of excess equipment capacity in the pressure pumping business at some point in 2007. Activity growth elsewhere for both oil and gas will remain strong as our customers continue to fight decline curves and bring in new fields.”

Other Events

•	As part of the current 40 million-share buy-back program announced in the first quarter of 2006, Schlumberger repurchased 8.1 million shares during the quarter for a total amount of $482 million, at an average price of $59 per share. Under this buy-back program 11.7 million shares have been repurchased to date.

Consolidated Statement of Income

(Stated in thousands except per share amounts)

	Third Quarter		Nine Months
For Periods Ended September 30	2006	2005	2006	2005
Operating revenue	$4,954,818	$3,698,093	$13,880,610	$10,285,836
Interest and other income(1) (3)	70,699	80,101	199,781	314,874
Expenses
Cost of goods sold and services(3)	3,369,573	2,761,591	9,628,650	7,723,760
Research & engineering (3)	149,538	128,266	449,834	371,121
Marketing	17,632	13,477	49,474	39,319
General & administrative	109,158	83,920	300,337	248,670
Interest	62,351	50,637	171,616	147,636

Income from Continuing Operations before taxes and minority interest	1,317,265	740,303	3,480,480	2,070,204
Taxes on income(3)	317,434	174,953	852,504	474,772

Income from Continuing Operations before minority interest	999,831	565,350	2,627,976	1,595,432
Minority interest(3)	(7)	(24,547)	(48,741)	(56,991)

Income from Continuing Operations	999,824	540,803	2,579,235	1,538,441
Income from Discontinued Operations	—	—	—	7,972

Net Income	$999,824	$540,803	$2,579,235	$1,546,413

Diluted Earnings Per Share
Income from Continuing Operations	$0.81	$0.44	$2.09	$1.27
Income from Discontinued Operations	—	—	—	0.01

Net Income	$0.81	$0.44	$2.09	$1.28

Average shares outstanding	1,183,683	1,179,640	1,182,795	1,178,596
Average shares outstanding assuming dilution	1,243,966	1,231,846	1,243,579	1,228,446

Depreciation & amortization included in expenses(2)	$392,765	$337,107	$1,122,410	$992,088

1)	Includes interest income of:

a.	Third quarter 2006 - $25 million (2005 - $27 million)
b.	Nine months 2006 - $90 million (2005 - $70 million)
2)	Including Multiclient seismic data costs.
3)	Charges and credits:

(Stated in millions except per share amounts)

	Pretax	Tax	Minority Interest	Net	Diluted EPS effect (*)	Income Statement Classification
The second quarter of 2006 includes:
WesternGeco in-process R&D charge	$(21.0)	$—	$—	$(21.0)	$(0.02)	Research & engineering
Loss on sale of investments to fund the WesternGeco transaction	(9.4)	—	—	(9.4)	(0.01)	Interest and other income
WesternGeco visa settlement	(9.7)	(0.3)	3.2	(6.8)	(0.01)	Cost of goods sold and services
Other in-process R&D charges	(5.6)	—	—	(5.6)	—	Research & engineering

	$(45.7)	$(0.3)	$3.2	$(42.8)	$(0.03)

The first quarter of 2005 includes:
Gain on sale of Montrouge facility	$145.7	$—	$—	$145.7	$0.12	Interest and other income
Real estate related charges	(12.1)	0.8	—	(11.3)	(0.01)	Cost of goods sold and services

	$133.6	$0.8	$—	$134.4	$0.11

The third quarter of 2005 includes:
Resolution of contingency - Montrouge facility	$17.8	$—	$—	$17.8	$0.01	Interest and other income

(*)	May not add due to rounding

There were no charges or credits in the third quarter of 2006.

Condensed Balance Sheet

(Stated in thousands)

	Sep. 30, 2006	Dec. 31, 2005
Assets
Current Assets
Cash and short-term investments	$1,901,219	$3,495,681
Other current assets	6,090,762	5,058,232

	7,991,981	8,553,913
Fixed income investments, held to maturity	94,500	359,750
Fixed assets	5,096,474	4,200,638
Multiclient seismic data	239,914	222,106
Goodwill	4,808,809	2,922,465
Other assets	2,505,189	1,818,620

	$20,736,867	$18,077,492

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$3,704,368	$3,564,854
Estimated liability for taxes on income	1,155,402	946,723
Bank loans and current portion of long-term debt	1,234,500	796,578
Dividend payable	148,834	124,733

	6,243,104	5,432,888
Long-term debt	3,930,849	3,591,338
Postretirement benefits	710,673	707,040
Other liabilities	252,780	249,459

	11,137,406	9,980,725

Minority interest	—	505,182
Stockholders’ Equity	9,599,461	7,591,585

	$20,736,867	$18,077,492

Net Debt

Net debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that net debt provides useful information regarding the level of Schlumberger indebtedness. Details of the net debt follow:

(Stated in millions)

Nine Months	2006
Net Debt, January 1, 2006	$(532)
Net income	2,579
Depreciation and amortization	1,122
Charges & credits, net of minority interest and tax	43
Excess of equity income over dividends received	(121)
US pension and postretirement benefit contributions	(225)
Increase in working capital requirements	(474)
Capital expenditures(1)	(1,741)
Dividends paid	(420)
Proceeds from employee stock plans	346
Stock repurchase program	(949)
Acquisition of minority interest in WesternGeco	(2,406)
Other business acquisitions and related payments	(331)
Distribution to joint venture partner	(60)
Other	53
Translation effect on net debt	(54)

Net Debt, September 30, 2006	$(3,170)

(Stated in millions)

Components of Net Debt	Sep. 30, 2006	Dec. 31, 2005
Cash and short-term investments	$1,901	$3,496
Fixed income investments, held to maturity	95	360
Bank loans and current portion of long-term debt	(1,235)	(797)
Long-term debt	(3,931)	(3,591)

	$(3,170)	$(532)

1.	Including Multiclient seismic data expenditure.

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) this Third-Quarter Earnings Press Release also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

( Stated in millions except per share amounts )

	Second Quarter 2006
	Pretax	Tax	Min Int	Net	Diluted EPS
Income from Continuing Operations per Consolidated Statement of Income	$1,141.1	$278.4	$(5.8)	$856.9	$0.69
Add back Charges & Credits:
- WesternGeco in-process R&D charge	21.0	—	—	21.0	0.02
- Loss on sale of investments to fund the WesternGeco transaction	9.4	—	—	9.4	0.01
- WesternGeco visa settlement	9.7	(0.3)	(3.2)	6.8	0.01
- Other in-process R&D charges	5.6	—	—	5.6	—

Income from Continuing Operations before charges & credits	$1,186.8	$278.1	$(9.0)	$899.7	$0.73

Continuing operations	GAAP		Before charges & credits
Effective tax rate	24.4%		23.4%

	Third Quarter 2005
	Pretax	Tax	Min Int	Net	Diluted EPS
Income from Continuing Operations per Consolidated Statement of Income	$740.3	$175.0	$(24.5)	$540.8	$0.44
Add back Charges & Credits:
- Resolution of contingency - Montrouge facility	(17.8)	—	—	(17.8)	(0.01)

Income from Continuing Operations before charges & credits	$722.5	$175.0	$(24.5)	$523.0	$0.43

Continuing operations	GAAP		Before charges & credits
Effective tax rate	23.6%		24.2%

Business Review

( Stated in millions)

	Third Quarter			Nine Months
	2006	2005	% chg	2006	2005	% chg
Oilfield Services
Operating Revenue	$4,299	$3,259	32%	$12,138	$9,082	34%
Pretax Operating Income	$1,213	$722	68%	$3,286	$1,954	68%

WesternGeco
Operating Revenue	$659	$436	51%	$1,751	$1,197	46%
Pretax Operating Income	$242	$85	183%	$580	$207	181%

Pretax operating income represents the Segments’ income before taxes and minority interest. The pretax operating income excludes corporate expenses, interest income, interest expense, amortization of certain intangible assets, interest on post-retirement benefits, stock-based compensation costs and the charges and credits described on page 4, as these items are not allocated to the segments.

Oilfield Services

Third-quarter revenue of $4.30 billion was 4% higher sequentially and 32% higher year-on-year.

Overall sequential revenue increases were highest in the Canada, US Land, Arabian and Caspian GeoMarkets. Marked increases were also experienced in the Eastern Russia and Thailand/Vietnam GeoMarkets. Demand was particularly strong for Drilling & Measurements, Well Services, Completion Systems and Data & Consulting Services technologies.

Pretax operating income increased 8% sequentially and 68% year-on-year, driven mainly by higher activity in the US Land and Canada GeoMarkets; strengthening activity in the North Sea, Caspian, Arabian, Thailand/Vietnam, Indonesia and India GeoMarkets; and a more favorable mix of activity in Latin America. These factors resulted in sequential growth of 99 basis points (bps) in pretax operating margins to reach 28.2%.

Advanced Schlumberger technologies saw continued demand during the quarter. Since its launch in 2000, the PowerDrive* rotary-steerable system has experienced rapid success, as demonstrated by total footage drilled and year-on-year increase in reliability, which has doubled since the end of last year. Continuing this rapid technology uptake, Schlumberger recently commercialized PowerDrive Xceed* 900, which provides “point-the-bit” rotary steerable capability in hole sizes ranging from 12 1/4” to 17 1/2”. This complements the existing Xceed* 675 “point-the-bit” technology that has been available for hole sizes from 8 1/2” to 9 7/8” for several years.

In addition, the next-generation Drilling & Measurements Scope* family of logging-while-drilling services, which offer improved drilling efficiency and enhanced formation evaluation, continues to gain industry acceptance as customers realize step changes in well-placement accuracy. Since its launch in late 2004, Scope technology has been deployed in 20 of our 28 GeoMarkets and is now utilized by 14 of the top 20 Schlumberger customers.

During the quarter, Schlumberger entered into an agreement with Cisco Systems and Intel to develop a “first mile” wireless service for oilfield operations. “First mile” refers to the critical connectivity of drilling sites or producing fields into a wider network. The service will help operators better manage drilling and production operations through an innovative wireless fabric of sensors, distributed computing networks and service-oriented applications.

North America

Revenue of $1.35 billion increased 6% sequentially and 42% year-on-year. Pretax operating income of $410 million increased 9% sequentially and 88% year-on-year.

Sequentially, Canada recorded strong revenue growth from higher activity following the spring break-up, and growth in US Land resulted from sustained demand for Well Services, Drilling & Measurements and Wireline technologies. This was partially offset by slightly reduced activity in the US Gulf Coast due to operator caution in anticipation of the hurricane season.

Sequential Area pretax operating margins expanded by 81 bps, primarily driven by higher operating leverage, sustained pricing levels and a favorable mix of higher-margin activity in Canada and US Land. This growth was partially offset by operator caution in the US Gulf Coast in anticipation of the hurricane season and by reduced activity in Alaska.

In US Land, a West Texas operator awarded Schlumberger a contract for advanced lifting services to optimize production on more than 100 wells. The espWatcher* surveillance system for electrical submersible pumps (ESPs) was deployed, allowing surveillance engineers at the Schlumberger Production Center of Excellence in Oklahoma City to monitor and analyze flow rates of underperforming wells. Data acquired by the espWatcher enabled real-time performance diagnosis resulting in a remedial acid stimulation program that increased production rates by nearly 30% to reach 580 bbl/d.

Elsewhere in US Land, a South Texas operator deployed the Schlumberger resistivity-while-drilling service mcrVISION* in combination with the SlimPulse* slim MWD tool on their horizontal-drilling campaign. Designed specifically to enable retrieval and reconnection without pulling the bottom hole assembly (BHA) from the well, this tool combination helped mitigate operational risk by reducing the operator’s lost-in-hole costs by 75% when the BHA became stuck.

In the deepwater Gulf of Mexico, Schlumberger successfully completed the world’s most extensive 3D vertical seismic profile (VSP) survey for Hess Corporation in their lower Tertiary Pony exploration well. The well was drilled in 3,497 ft of water and the 3D VSP was recorded at more than 18,000 ft beneath the sea floor to image the reservoir below the salt—a key technical challenge. The 3D VSP was acquired using the 40-shuttle VSI* Versatile Seismic Imager tool.

Also in the deepwater Gulf of Mexico, BP extended their contract for well testing services. The extension awarded Schlumberger the operations and maintenance of the well test facility permanently installed onboard the drillship Discoverer Enterprise. The facility has the capacity to handle production rates up to 18,000 bbl/d or 60 MMcf/d.

Latin America

Revenue of $629 million decreased 6% sequentially but increased 11% year-on-year. Pretax operating income of $130 million increased 1% sequentially and 41% year-on-year.

Sequentially, revenue declined in the Area as the positive effects of higher Drilling & Measurements and Wireline activity and stronger product sales in the Venezuela/Trinidad & Tobago GeoMarket, together with higher demand for Well Services and Well Testing technologies in the Peru/Colombia/Ecuador GeoMarket, were unable to counter client budget-related activity declines in the Mexico GeoMarket. Reduced drilling activity, coupled with the completion of an IPM project in the Latin America South GeoMarket also contributed to the overall revenue decline.

In Venezuela, discussions regarding new contracts for the drilling barges work and the settlement of certain outstanding receivables had progressed at the end of the quarter. Pending finalization of these new contracts, revenue recognition was deferred on certain work performed during the quarter.

The strong sequential gain in pretax operating margins of 135 bps was driven by a more favorable activity mix in both the Latin America South and Venezuela/Trinidad & Tobago GeoMarkets and improved margins on integrated projects in Mexico, primarily as a result of reduced levels of lower margin third-party billings.

In Reynosa, Mexico, remote directional drilling operations were directed simultaneously on five wells from the Operations Support Center*, which opened in March of this year, to support the Burgos IPM development project. With the decision-making process centralized at the facility, more efficient assignments of personnel improved the level of operational support and reduced the number of directional drilling engineers required on site.

Offshore Brazil, the QuickSilver Probe* focused sampling technology successfully collected multiple oil samples from a zone of medium permeability in a deepwater exploration well for Petrobras. The laboratory results showed less than 0.2% contamination.

Europe/CIS/Africa

Revenue of $1.27 billion increased 7% sequentially and 34% year-on-year. Pretax operating income of $335 million increased 14% sequentially and 67% year-on-year.

Sequential revenue growth in the Area was driven by higher activity in the Caspian and Eastern Russia GeoMarkets, and strong demand for higher-margin technologies in the North Sea. Overall growth in Russia resulted from higher land drilling activity and the seasonal pick-up in offshore activity in Sakhalin. Sequential growth was further boosted by higher rig count in Nigeria and pricing gains and extended Wireline activities in the West and South Africa GeoMarket.

Sequential gains in pretax operating margin of 156 bps resulted from a more favorable mix of technologies offshore in the Caspian, pricing and technology gains in the North Sea and stronger returns on higher-margin offshore activities in the Eastern Russia GeoMarket.

In Sakhalin, Russia, EcoScope* multifunction logging-while-drilling, TeleScope* high-speed telemetry and VISION* imaging-while-drilling services enabled faster rate-of-penetration and acquired high-quality LWD data for Elvary Neftegaz. The resultant time savings from Scope technology, slimhole well design, bit performance and reduced non-productive time allowed the customer to improve drilling performance by 100% from 2005 to 2006 during the four-month weather window.

In the UK sector of the North Sea, Schlumberger was awarded a contract for ESP systems and associated monitoring and control services for the first stage of the CNR International (UK) Ltd. Lyell project. When completed, this artificial lift project will be the largest subsea deployment of dual ESPs in the North Sea.

On a Shell Aragorn high-pressure, high-temperature exploration well in the UK sector of the North Sea, Schlumberger deployed a custom-designed FlexSTONE HT* cementing system. Due to the hostile nature of this well, the mechanical properties of the cement were optimized to suit the harsh downhole conditions and ensure long-term zonal isolation.

In Nigeria, Chevron used the PeriScope 15* directional deep electromagnetic imaging-while-drilling service in multiple offshore wells to identify reservoir thickness, oil-water contact and sub-seismic faults while drilling. The deployment of this technology contributed to the addition of three million barrels of recoverable reserves to the field.

Middle East & Asia

Revenue of $1.02 billion increased 5% sequentially and 32% year-on-year. Pretax operating income of $332 million increased 3% sequentially and 47% year-on-year.

The sequential revenue growth resulted from higher rig count and gas exploration in the Arabian GeoMarket; exploration activity in the Thailand/Vietnam GeoMarket; increased drilling activity in the Australia/New Zealand/Papua New Guinea GeoMarket together with higher artificial lift product sales in the East Mediterranean GeoMarket.

Sequential pretax operating income growth was driven by expansion of higher-margin Drilling & Measurements Scope and PowerDrive services, Well Testing activities and Completion Systems product sales. The growth was attenuated by lower-margin product sales in China and the end of a deepwater Well Services project in Malaysia.

In China, greater acceptance of Wireline ABC* Analysis Behind Casing technologies continued during the quarter due to an upsurge of reservoir monitoring operations for PetroChina. Performed initially on the Huabei oilfield, the ABC campaign has widened to other mature fields including Daqing, Xinjiang and Qinghai with 53 wells logged by the end of the quarter. Additionally, PetroChina announced plans to apply ABC technology to its other fields.

In the Malaysian-Thailand Joint Development Area, the recently commercialized Isolation Scanner* cement evaluation service was run on two highly deviated wells for Carigali Hess Operating Company Sdn. Bhd. The Isolation Scanner was deployed with the MaxTRAC* downhole well tractor system and provided a much clearer understanding of the downhole environment. Isolation Scanner is the latest member of the deep-reading Scanner Family* of characterization measurements.

In Egypt, Schlumberger PowerJet Omega* deep-penetrating shaped charges were used on two re-completion wells for Eshpetco, resulting in production rates 50% above operator expectations. Deeper penetration translates into increased well production and improved well efficiency—directly impacting lifting costs.

WesternGeco

Third-quarter revenue of $659 million was 17% higher sequentially and 51% higher compared to the same period last year. Pretax operating income of $242 million improved 35% sequentially and 183% year-on-year.

The sequential revenue increase was driven by significant Multiclient sales arising from the E-Dog survey in North America as well as Multiclient sales in other regions following the seasonal low of the second quarter. Marine revenue increased through higher pricing and utilization, which reached 97% during the quarter, with the bulk of the marine fleet operating in Asia, Europe and North America. Land revenue declined due to weather-related shutdowns in South America and the Middle East coupled with the completion of projects in Saudi Arabia. During the quarter, WesternGeco mobilized a new Q-Land* crew in Libya and relocated the Q-Land crew from Egypt to Qatar following the completion of projects in the Western Desert. Data Processing revenue decreased with a reduction in activity in North America where resources were focused on the processing of multiclient surveys.

Pretax operating margins improved sequentially by 482 bps to reach 36.8%. The higher utilization and improved pricing in Marine drove strong sequential improvement in pretax operating income. Multiclient margins increased on higher revenue following the seasonal reduction in activity during the second quarter. This growth was partially offset by Land due to lower utilization, while Data Processing remained flat.

In North America, WesternGeco completed the world’s largest and most complex depth migration project. This 20,250 sq km project named E-Dog extends over 800 blocks in the deepwater Gulf of Mexico and dramatically improves the sub-salt imaging in an area that has historically been technically challenging.

Contracts awarded during the quarter included a two-year extension of the Q-Marine* contract with India’s Oil and Natural Gas Corporation Ltd. to include additional exploration and development seismic programs, as well as a new contract with Petronas Carigali to conduct a number of Q-Marine surveys over various fields offshore Malaysia.

WesternGeco is conducting the first-ever 3D over/under configuration in the Norwegian sector of the Barents Sea for Statoil and its partners. This survey design, enabled through the unique capabilities of Q-Marine, extends the frequency bandwidth to better image the complex geology.

About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, information solutions and integrated project management that optimize reservoir performance for customers working in the oil and gas industry. The company employs more than 66,000 people of over 140 nationalities working in more than 80 countries. Schlumberger supplies a wide range of products and services from seismic acquisition and processing; formation evaluation; well testing and directional drilling to well cementing and stimulation; artificial lift and well completions; and consulting, software, and information management. In 2005, Schlumberger operating revenue was $14.31 billion. For more information, visit www.SLB.com.

# # #

*	Mark of Schlumberger

Notes

Schlumberger will hold a conference call to discuss the above announcement on Friday, October 20, 2006, at 9:00am eastern, 8:00am central (2:00pm London time/3:00pm Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-888-428-4471 (toll free) for North America, or +1-612-234-9960 outside of North America, approximately 10 minutes prior to the scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” A replay will be available through November 3, 2006, by dialing +1-800-475-6701 in North America, or +1-320-365-3844 outside of North America, and providing the access code 839179.

The conference call will be webcast simultaneously at www.SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available through November 3, 2006 at the above web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.SLB.com/ir.

For more information, contact

Jean-Francois Poupeau, Vice President of Communications and Investor Relations

or

Debashis Gupta, Investor Relations Manager

+1-212-350-9432

investor-relations@slb.com